Exhibit 3.1

FIRST AMENDMENT TO THE AMENDED AND RESTATED BYLAWS
OF
RAIT FINANCIAL TRUST

(a Maryland real estate investment trust)

The undersigned, being the duly elected and acting Secretary of RAIT Financial Trust, a Maryland real estate investment trust (“RAIT”), does hereby certify that:

1.The Board of Trustees of RAIT, at a duly held meeting thereof on June 26, 2017, approved and adopted the following amendments to the Amended and Restated Bylaws of RAIT (the “Bylaws”) effective as of June 26, 2017:

Section 402(a) of the Bylaws is hereby amended and restated to read in full as follows:

(a)The Board shall consist of not less than three (3) nor more than eleven (11) Trustees.  Within these limits, the number of Trustees shall be established by resolution of the Board adopted by a majority of the total number of authorized Trustees (whether or not there exist any vacancies in previously authorized Trusteeships at the time any such resolution is presented to the Board for adoption), provided, however, that no reduction in the number of Trustees shall in any way affect the terms of Trustees then in office.

2.All other provisions of the Bylaws of RAIT remain unchanged and are in full force and effect.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 26th day of June, 2017.

/s/ Anders LarenAnders Laren
Secretary